XEROX CORPORATION

                     Form of Certificate of Adjustment


The undersigned, Eunice M. Filter, Vice President, Treasurer and Secretary of Xerox Corporation, a New York corporation (the "Company"), DOES HEREBY CERTIFY pursuant to Section 12 of the Rights Agreement, dated as of April 7, 1997, between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), that:

I.  Statement of Facts.

     On January 25, 1999, the Board of Directors of the Company declared a two-for-one split on the shares of the Company's Common Stock, par value $1.00 per share ("Common Stock"), to be effected in the form of a 100% stock distribution on or about February 23, 1999 to the holders of record of Common Stock as of 5 p.m., E.S.T., February 4, 1999 and an equivalent distribution on treasury shares of the same class.

II.  Adjustments Pursuant to Rights Agreement.

     Pursuant to the provisions of Section 11(p) of the Rights Agreement, effective as of 5 p.m., E.S.T., February 23, 1999, one-half of one Right (as defined in the Rights Agreement) shall be associated with each share of Common Stock.

     IN WITNESS WHEREOF, I have hereunto set my hand as of the 23rd day of February, 1999.

                            XEROX CORPORATION

                            By      /s/ EUNICE M. FILTER
                            ----------------------------------------------
                            Name:  Eunice M. Filter
                            Title: Vice President, Treasurer and Secretary